Exhibit 99.(k)(3)

SECOND AMENDMENT TO THE EXPENSE LIMITATION

AND REIMBURSEMENT AGREEMENT

THIS SECOND AMENDMENT TO THE EXPENSE LIMITATION AND REIMBURSEMENT AGREEMENT (this “Amendment”) is effective as of February 19, 2026, by and among Calamos Aksia Alternative Credit and Income Fund (the “Fund”), Calamos Advisors LLC (the “Advisor”), as investment advisor to the Fund and Aksia LLC (the “Sub-Advisor”), as investment sub-advisor to the Fund.

WIT N E S SETH:

WHEREAS, the Advisor, Sub-Advisor and Fund are parties to that certain Expense Limitation and Reimbursement Agreement, effective as of April 28, 2023 and as amended by the First Amendment to the Expense Limitation and Reimbursement Agreement effective as of July 23, 2025 (as amended, restated, supplemented or otherwise modified from time to time, the “Expense Limitation and Reimbursement Agreement”); and

WHEREAS, the Advisor, Sub-Advisor and Fund desire to, and have agreed to, amend the Expense Limitation and Reimbursement Agreement to extend the term one-year.

NOW THEREFORE, in consideration of the premises set forth above, the terms and conditions herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree to amend the Expense Limitation and Reimbursement Agreement as follows:

1.	Duration. The Expense Limitation and Reimbursement Agreement shall have a term ending July 31, 2027, unless and until the Board of Trustees of the Fund approves its modification or termination.

2.	No Other Amendments. Except for the amendments, releases, authorizations and waivers specifically set forth above, the Expense Limitation and Reimbursement Agreement shall remain unchanged and in full force and effect.

3.	Effective Date. This Amendment will be effective as of the date first written above.

4.	Representations and Warranties. Each of the Advisor, Sub-Advisor and Fund agrees, represents and warrants in favor of the other that (a) it has the full power and authority to execute and deliver this Amendment and to perform its obligations hereunder; (b) it has taken all action necessary for the execution and delivery of this Amendment and the performance by it of its obligations hereunder, (c) that the Amendment has been executed and delivered by a duly authorized representative, and (d) the Expense Limitation and Reimbursement Agreement, as modified and amended by this Amendment, constitutes a legal, valid and binding obligation of each such party and is enforceable against each such party in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws or (ii) general principles of equity.

5.	Effect on the Expense Limitation and Reimbursement Agreement. Upon the execution of this Amendment, the Expense Limitation and Reimbursement Agreement shall be, and be deemed to be, modified and amended in accordance herewith and the respective rights, limitations, obligations, duties and liabilities of the parties hereto shall hereafter be determined, exercised and enforced subject in all respects to such modifications and amendments, and all the terms and conditions of this Amendment shall be deemed to be part of the terms and conditions of the Expense Limitation and Reimbursement Agreement, as applicable, for any and all purposes. Except as specifically provided herein, the Expense Limitation and Reimbursement Agreement shall remain in full force and effect, and is hereby ratified, reaffirmed and confirmed.

6.	Counterparts. This Amendment may be executed in any number of separate counterparts, each of which shall be deemed an original and all of which, taken together, shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of this Amendment by facsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Amendment.

7.	Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware.

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Calamos Advisors LLC

By:	/s/ Thomas Herman
Name:	Thomas Herman
Title:	EVP, Chief Financial Officer

Aksia LLC

By:	/s/ Jim Vos
Name:	Jim Vos
Title:	Chief Executive Officer

Calamos Aksia Alternative Credit and Income Fund

By:	/s/ Dan Dufresne
Name:	Dan Dufresne
Title:	President